PRESS RELEASE

Playlogic Entertainment Inc. files for bankruptcy for her Dutch subsidiaries

New York – 3rd of August 2010 – Playlogic Entertainment, Inc. (Nasdaq OTC: PLGC.OB), an independent worldwide publisher of entertainment software has announced today that the Company’s trustee has filed for bankruptcy for its subsidiary Playlogic International N.V and her wholly owned subsidiary Playlogic Game Factory B.V., both based in the Netherlands.

Tough market conditions, late payments by large customers and the delays in projects have forced the company to seek protection under the Dutch bankruptcy laws.

Playlogic Entertainment Inc, New York USA

Board of Directors

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About Playlogic:

Playlogic Entertainment, Inc. is an independent worldwide publisher of digital entertainment software for consoles, PCs, handhelds, mobile devices, and other digital media platforms. Playlogic publishes and distributes products throughout all available channels, both online and offline. Playlogic is listed on Nasdaq OTC under the ticker symbol "PLGC.OB" and is headquartered in New York, USA and Amsterdam, the Netherlands. Playlogic's in-house game development studio “Playlogic Game Factory” is based in Breda (the Netherlands).  Playlogic's portfolio includes games developed by Playlogic Game Factory, as well as external studios throughout the world. Playlogic Game Factory also develops first party titles for Sony Computer Entertainment Europe (SCEE). Playlogic publishes quality games, working with leading technology providers to produce a broad range of digital entertainment from concept to finished product. For more information on Playlogic, please visit www.playlogicgames.com

Forward Looking Statements:

This release contains statements about PLAYLOGIC's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to PLAYLOGIC'S business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to PLAYLOGIC on the date of this release, and PLAYLOGIC assumes no obligation to update such statements.

Media Contact Rick van Beem/Rogier Smit Playlogic International N.V. T: +31 20 676 03 04 E: rvanbeem@playlogicint.com